Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Linda Brewton
Semtech Corporation
(805) 480-2004
webir@semtech.com

Semtech Announces $400 Million Credit Agreement

CAMARILLO, Calif., May 2, 2013 – Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today announced it has executed a new credit agreement consisting of a senior secured term loan facility in the principal amount of $150 million and a $250 million senior secured revolving credit facility.  This new credit agreement replaces the existing $350 million credit facility.  Based on current LIBOR rates, the after tax interest rate will be approximately 1.3 percent, which is approximately half the rate associated with the existing facility.

Emeka Chukwu, Semtech’s Senior Vice President, Finance and Chief Financial Officer, stated: “Our solid financial performance, driven by our diversified and balanced business model, has allowed us to take advantage of the favorable borrowing environment to meaningfully reduce our borrowing costs while enhancing our operational flexibility.”

Second quarter 2014 GAAP earnings will be impacted by approximately $8.7 million in non-cash costs associated with the early retirement of the existing long term debt.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, computing, communications and industrial equipment.  Products are designed to benefit the engineering community as well as the global community. The company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

Semtech and the Semtech logo are marks of Semtech Corporation.

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